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                                                                    EXHIBIT 99.3


BMC SOFTWARE COMPLETES ACQUISITION OF NEW DIMENSION SOFTWARE

     Company Completes Second Major Acquisition in Two Weeks; Prepares for Kickoff of Fiscal 2000

     HOUSTON, TX -- (April 14, 1999) -- Two weeks after completing its merger with Boole & Babbage, BMC Software, Inc. (Nasdaq:BMCS), today completed its acquisition of New Dimension Software Ltd. With the completion of these acquisitions, BMC Software is positioned as the leader among top-tier enterprise management vendors with its focus on rapid delivery of business value. These two strategic moves create a new era for enterprise management by providing customers around the world with the assurance that the business-critical applications they rely on are available, recoverable and perform around the clock.

     "The addition of New Dimension Software and Boole & Babbage better positions us as a strategic partner with our customers. As separate companies, each was strong and considered an industry leader. Now, as one company with one vision, BMC Software will be the one that customers trust to lead them into the new millennium," said Max Watson, chairman, president and CEO of BMC Software. "BMC Software has become the pre-eminent leader in Information Technology enterprise management. We have reached this position through internal development and growth as well as through strategic acquisitions. Our acquisition strategy has been focused on companies that are industry leaders and offer best-of-breed solutions. The addition of New Dimension Software truly brings a new dimension to BMC Software's application service assurance strategy."

     Through the acquisition, BMC Software obtains a new center for technology excellence in Tel Aviv, Israel, which is one of the world's epicenters for technology innovation. In addition, the company's combined product line will provide customers the ability to manage all components of the enterprise which affect application availability and the ability to solve unique application availability problems. Today, there already exists tremendous synergies across customers and products lines. BMC Software will leverage its distribution channels allowing customers to realize these benefits:

          o    Across all major platforms (OS/390, UNIX, NT, Internet);

          o Across databases, middleware, mail and messaging, custom and packaged applications, Internet and Web servers;

          o Across all major functional areas: event management, performance analysis, capacity planning, backup and recovery, job scheduling, output management and security administration.

     The New Dimension Software transaction is a cash purchase valued at approximately $675 million. BMC Software plans to have New Dimension Software operate as a separate

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     operating business unit. More details of the integration plans will be announced following the company's kickoff of its fiscal year 2000 planned for the end of April. With the completion of the New Dimension Software transaction, BMC Software now employs approximately 5,000 people in 26 countries and has combined revenues during the last 12 months of approximately $1.3 billion.

     ABOUT BMC SOFTWARE BMC

     Software is the world's leading provider of management solutions that ensure the availability, performance, and recovery of companies' business-critical applications. We call this application service assurance, and it means that the applications you and your customers rely on most stay up and running, around the clock. For more than 18 years, the world's largest companies have relied on BMC Software. BMC Software is among the world's largest independent software vendors, a Forbes 500 company and a member of the S&P 500, with revenues during the previous 12 months of approximately $1.3 billion. The company is headquartered in Houston, Texas, with offices worldwide. For more information, visit our Web site at www.bmc.com, or please call 800-841-2031 or 713-918-8800.

Media Relations Contacts:                       Investor Relations Contact:

     BMC Software:                                   BMC Software:
     Dan D'Armond                                    John Cox
     (713) 918-2372                                  (713) 918-4291
     dan_d'armond@bmc.com                            john_cox@bmc.com

     Blanc & Otus: (For BMC Software)
     Jim McManus
     (617) 225-9990
     jmcmanus@bando.com